
Dyadic International, Inc.
(Delaware)
Dyadic International
(USA), Inc.
(Florida)
100%
Geneva Investment
Holdings Limited (British
Virgin Islands) 100%
- Dissolved May 2021
Dyadic Nederland BV
(The Netherlands)
100%